                         AGREEMENT AND PLAN OF MERGER

                                 dated as of

                              November 11, 1997

                                    among

                             PURETEC CORPORATION,

                  PLASTIC SPECIALTIES & TECHNOLOGIES, INC.,

                               TEKNI-PLEX, INC.

                                     and

                             P. T. HOLDING, INC.

                              TABLE OF CONTENTS1

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                                  ARTICLE (1)

                                  THE MERGER

SECTION 1.01.  The Merger  .................................................. 1
SECTION 1.02.  Conversion of Shares.......................................... 2
SECTION 1.03.  Surrender and Payment......................................... 3
SECTION 1.04.  Dissenting Shares............................................. 4
SECTION 1.05.  Stock Options................................................. 4
SECTION 1.06.  Company Debt.................................................. 5
SECTION 1.07.  PS&T Minority Interest........................................ 6
SECTION 1.08.  Intercompany Loans............................................ 6
SECTION 1.09.  Upstream Guarantees........................................... 6

                                  ARTICLE 2

                          THE SURVIVING CORPORATION

SECTION 2.01.  Certificate of Incorporation.................................. 6
SECTION 2.02.  Bylaws      .................................................. 6
SECTION 2.03.  Directors and Officers........................................ 7

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01.  Corporate Existence and Power................................. 7
SECTION 3.02.  Corporate Authorization....................................... 7
SECTION 3.03.  Governmental Authorization.................................... 7
SECTION 3.04.  Non-contravention............................................. 8
SECTION 3.05.  Capitalization................................................ 8
SECTION 3.06.  Subsidiaries and Investees.................................... 9
SECTION 3.07.  SEC Filings ..................................................10
SECTION 3.08.  Financial Statements..........................................11
SECTION 3.09.  Disclosure Documents..........................................11
SECTION 3.10.  Absence of Certain Changes....................................12
SECTION 3.11.  No Undisclosed Material Liabilities...........................13
SECTION 3.12.  Litigation  ..................................................14
SECTION 3.13.  Taxes       ..................................................14
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         (1) The Table of Contents is not a part of this Agreement.

                                                                           PAGE
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SECTION 3.14.  Employee Benefits.............................................15
SECTION 3.15.  Labor Matters.................................................18
SECTION 3.16.  Compliance with Laws..........................................19
SECTION 3.17.  Finders' Fees.................................................20
SECTION 3.18.  Other Information.............................................20
SECTION 3.19.  Environmental Matters.........................................20
SECTION 3.20.  Material Contracts............................................23
SECTION 3.21.  Properties  ..................................................24
SECTION 3.22.  Intellectual Property.........................................26

                                  ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

SECTION 4.01.  Corporate Existence and Power.................................27
SECTION 4.02.  Corporate Authorization.......................................27
SECTION 4.03.  Governmental Authorization....................................27
SECTION 4.04.  Non-contravention.............................................28
SECTION 4.05.  Disclosure Documents..........................................28
SECTION 4.06.  Finders' Fees.................................................28
SECTION 4.07.  Financing   ..................................................29
SECTION 4.08.  Absence of Certain Changes....................................29
SECTION 4.09.  Buyer Financial Statements....................................29

                                  ARTICLE 5

                           COVENANTS OF THE COMPANY

SECTION 5.01.  Conduct of the Company........................................30
SECTION 5.02.  Stockholder Meeting; Proxy Material...........................31
SECTION 5.03.  Access to Information.........................................32
SECTION 5.04.  Other Offers..................................................32
SECTION 5.05.  Notices of Certain Events.....................................33
SECTION 5.06.  Cooperative Efforts...........................................33
SECTION 5.07.  Loans to Affiliated Persons...................................34
SECTION 5.08.  Severance Package.............................................34
SECTION 5.09.  Proceeds of Convertible Note..................................34

                                  ARTICLE 6

                   COVENANTS OF BUYER AND MERGER SUBSIDIARY

SECTION 6.01.  Obligations of Merger Subsidiary..............................35
SECTION 6.02.  Voting of Shares..............................................35

                                                                           PAGE
                                                                           ----

SECTION 6.03.  Director and Officer Liability................................35
SECTION 6.04.  Commitment Letters and Financing Agreements...................35
SECTION 6.05.  Repurchase of Bonds...........................................36

                                  ARTICLE 7

                      COVENANTS OF BUYER AND THE COMPANY

SECTION 7.01.  Best Efforts..................................................36
SECTION 7.02.  Certain Filings...............................................36
SECTION 7.03.  Public Announcements..........................................37
SECTION 7.04.  Further Assurances............................................37

                                  ARTICLE 8

                           CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party...................37
SECTION 8.02.  Conditions to the Obligations of Buyer and
                           Merger Subsidiary.................................38
SECTION 8.03.  Conditions to the Obligations of the Company..................40

                                  ARTICLE 9

                                 TERMINATION

SECTION 9.01.  Termination ..................................................41
SECTION 9.02.  Effect of Termination.........................................42

                                  ARTICLE 10

                                MISCELLANEOUS

SECTION 10.01.  Notices    ..................................................43
SECTION 10.02.  Survival of Representations and Warranties...................44
SECTION 10.03.  Amendments; No Waivers.......................................44
SECTION 10.04.  Expenses   ..................................................44
SECTION 10.05.  Successors and Assigns.......................................45
SECTION 10.06.  Governing Law................................................45
SECTION 10.07.  Counterparts; Effectiveness..................................45

                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of November 11, 1997 among PureTec Corporation, a Delaware corporation (the "Company"), Plastic Specialties & Technologies, Inc., a Delaware corporation ("PS&T"), Tekni-Plex, Inc., a Delaware corporation ("Buyer"), and P.T. Holding, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Merger Subsidiary").

         WHEREAS, as a condition to Buyer's and Merger Subsidiary's willingness to enter into this Agreement, simultaneously with the execution of this Agreement Buyer is entering into a Stockholder Voting and Option Agreement (the "Voting Agreement") with certain stockholders of the Company;

         WHEREAS, simultaneously with the execution of this Agreement, Buyer, at the request of the Company and PS&T, is lending the Company $5,000,000 in exchange for a Convertible Note (the "Convertible Note") in order to bridge finance certain working capital needs of the Company and PS&T during the term of this Agreement;

         In consideration for the various agreements contained herein, in the Voting Agreement and in the Convertible Note, the parties hereto agree as follows:

                                  ARTICLE 1

                                  THE MERGER

         SECTION 1.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation"). At the election of Buyer, the Merger may be structured so that the Company shall be merged with and into Merger Subsidiary with the result that Merger Subsidiary shall be the Surviving Corporation.

          (b) At the earliest time following satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").


          (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under Delaware Law.

          (d) The Company hereby represents that its Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interest of the Company's stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, which approval satisfies in full the requirements of Delaware Law, and (iii) unanimously resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the Board of Directors of the Company deems it necessary to do so in the exercise of its fiduciary obligations to the Company's stockholders after being so advised by outside counsel. The Company further represents that Schroder & Co. Inc. ("Schroders") has delivered to the Company's Board of Directors its written opinion that the Merger Consideration is fair to the holders of Shares from a financial point of view. The Company has been advised that all of its directors and executive officers currently intend to vote their Shares in favor of the approval and adoption of this Agreement and the Merger.

         SECTION 1.02.  Conversion of Shares.  At the Effective Time:

(a) each outstanding share (each a "Share") of common stock, $0.01 par value (the "Common Stock") of the Company held by the Company as treasury stock or owned by Buyer or any subsidiary of Buyer immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) each Share outstanding immediately prior to the Effective
 Time shall, except as otherwise provided in Section 1.02(a) or as provided in Section 1.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $3.50 in cash, without interest (the "Merger Consideration").

         SECTION 1.03. Surrender and Payment. (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no holder of Shares will perfect his right to appraisal of his Shares. As soon as practicable after the Effective Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent).

          (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

          (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

          (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

          (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged his Shares for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

          (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Buyer, upon demand.

         SECTION 1.04. Dissenting Shares. Notwithstanding Section 1.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 1.05. Stock Options. (a) At the Effective Time, each holder of an outstanding stock option to purchase Shares, whether or not then vested or exercisable, granted under any employee or director stock option or compensation plan or arrangement of the Company shall be paid by the Company promptly upon surrender of such stock option an amount determined by multiplying (i) the excess, if any, of $3.50 per Share over the applicable exercise price per share of such option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

          (b) Promptly following the Effective Time, the Company shall notify all holders of outstanding options or warrants to purchase Shares other than those referred to in subsection (a) above that such holders are entitled to receive the Merger Consideration upon surrender of such options or warrants and payment to the Company by the holder thereof of the applicable exercise price (and in the case of options referred to in Section 1.05(a), of such right to receive the payment described in Section 1.05(a) in lieu of exercising such option).

         SECTION 1.06. Company Debt. (a) PS&T Senior Notes. The Company shall cause PS&T to promptly commence a combined consent solicitation and offer to purchase (the "Debt Offer"), in accordance with applicable law and pursuant to documentation reasonably satisfactory to Buyer, any and all of PS&T's outstanding 11.25% Senior Secured Notes due 2003 (the "PS&T Notes") at a cash price to be specified by Buyer or at such other price as Buyer may specify from time to time thereafter. The Company shall cause PS&T to purchase the PS&T Notes tendered pursuant to the Debt Offer at the Effective Time. The Debt Offer shall be subject to the conditions that (i) there shall be validly tendered and not withdrawn in accordance with the terms of the Debt Offer prior to the expiration date of the Debt Offer, PS&T Notes in an aggregate principal amount representing at least a majority in principal amount of the PS&T Notes, (ii) the holders of at least a majority in principal amount of the PS&T Notes shall have consented prior to the Effective Time to amend the indenture dated as of October 29, 1993 between PS&T and First Fidelity Bank, N.A. Pennsylvania, as Trustee (the "PS&T Indenture") to delete such covenants, events of default and other provisions of the PS&T Indenture as Buyer shall specify and to make such other amendments to the PS&T Indenture as Buyer may require, and (iii) Buyer shall have consummated or, simultaneously with the consummation of the Debt Offer, shall consummate the Merger.

          (b) Other Subsidiary Debt. Prior to or simultaneously with the consummation of the Merger, the Company shall cause each of its Subsidiaries (as defined in Section 3.06) to repay and retire such of its outstanding debt (other than any PS&T Notes not tendered in the Debt Offer) as Buyer may require (it being understood that Buyer may require the Company and its Subsidiaries to retire any or all such debt).

         SECTION 1.07. PS&T Minority Interest. The Company shall eliminate the minority shareholders' interest in PS&T, either pursuant to an offer to purchase such minority shares or pursuant to section 253 of the Delaware Law, at a price of $7.00 per share of common stock of PS&T, at any time prior to but no later than immediately prior to the consummation of the Merger.

         SECTION 1.08. Intercompany Loans. Simultaneously with the consummation of the Merger, Buyer shall loan to each of the Company and its Subsidiaries, amounts sufficient to enable each of the Company and its Subsidiaries to comply with its obligations under Sections 1.05, 1.06, and 1.07. The loans referred to in this Section 1.08 are hereinafter referred to as the "Intercompany Loans". The obligations of the Company and its Subsidiaries under Sections 1.05, 1.06, and 1.07 are contingent upon receipt of Intercompany Loans in amounts sufficient to discharge such obligations.

         SECTION 1.09. Upstream Guarantees. Effective as of the Effective Time, the Company shall and shall cause each of its domestic Subsidiaries to guarantee
(i) Buyer's 11 1/4% Senior Subordinated Notes due 2007, to the extent required by the indenture dated as of April 1, 1997 among Buyer, Dolco Packaging Corp.

and Marine Midland Bank, as Trustee (the "Tekni-Plex Indenture"), and (ii) any indebtedness of Buyer issued to finance the transactions contemplated hereby. The guarantees to be issued pursuant to this Section 1.09 are hereinafter referred to as the "Upstream Guarantees".

                                  ARTICLE 2

                          THE SURVIVING CORPORATION

         SECTION 2.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall be changed to "PureTec Corporation".

         SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 2.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, except for the Chief Executive Officer, who from and after the Effective Time shall be the Chief Executive Officer of the Merger Subsidiary

                                  ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that:

         SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of the Company and the Subsidiaries taken as a whole (a "Material Adverse Effect"). The Company has heretofore delivered to Buyer true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company's corporate powers and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Each of this Agreement and the Convertible Note constitutes a valid and binding agreement of the Company.

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"); and (d) compliance with any applicable requirements of the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder ("ISRA").

         SECTION 3.04. Non-contravention. Except as disclosed in Schedule 3.04, the execution, delivery and performance by the Company of each of this Agreement and the Convertible Note and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.05. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"). As of October 31,

1997, there were outstanding 31,240,866 shares of Common Stock, and no shares of Preferred Stock. As of October 31, 1997, there were outstanding stock options (including employee stock options) and warrants to purchase shares of Common Stock as set forth in Schedule 3.05. The Board of Directors of the Company, as the applicable committee responsible for the 1995 Disinterested Directors Stock Option Plan and the 1995 Stock Option Plan (the "Company Option Plans"), has passed resolutions relating to the terms of the Company Option Plans clarifying, pursuant to the terms thereof, that following the Effective Time, each holder of an outstanding stock option to purchase Shares granted under either Company Option Plan shall thereafter have the right to receive Merger Consideration upon payment to the Company by such holder of the applicable exercise price therefor. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes after October 31, 1997 resulting from the exercise of employee stock options outstanding on such date and except for the Convertible Note, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(a), 3.05(b) and 3.05(c) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.06. Subsidiaries and Investees. (a) Except as disclosed in
Schedule 3.06(a), each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company. All Subsidiaries and their respective jurisdictions of incorporation are identified in the Company's annual report on Form 10-K for the fiscal year ended July 31, 1997 (the "Company 10-K").

          (b) Except as disclosed in Schedule 3.06(b), all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 3.06(b)(i) and 3.06(b)(ii) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

          (c) Schedule 3.06(c) sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than the Subsidiaries) in which the Company or any Subsidiary holds an equity interest (each an "Investee"), (ii) a description of such interests and the Investee and
(iii) each agreement (including any agreements with other investors in such Investee) relating to the investment in such Investee.

          (d) Except as disclosed in Schedule 3.06(c), the interest of the Company or any Subsidiary in each Investee is owned by the Company, directly or indirectly, free and clear of any Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as set forth in Schedule 3.06(c), there are no outstanding obligations of the Company or the Subsidiaries to invest in, contribute to or purchase any securities of or otherwise become obligated to invest in or contribute to or purchase any securities of any Investee.

         SECTION 3.07. SEC Filings. (a) Each of the Company and PS&T has delivered to Buyer (i) the annual reports on Form 10-K for its fiscal years ended July 31, 1995, 1996 and 1997, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended October 31, 1996, January 31, 1997 and April 30, 1997 and any quarterly reports on Form 10-Q filed subsequent thereto, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since February 1, 1996, and
(iv) all of its other reports, statements, schedules and registration statements filed with the Securities and Exchange Commission (the "SEC") since February 1, 1996.

          (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


          (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933 as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q referred to in Section 3.07 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of July 31, 1997 and the footnotes thereto set forth in the Company 10-K and "Balance Sheet Date" means July 31, 1997.

         SECTION 3.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed to the securityholders of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the proxy statement of the Company (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger, and the offer to purchase the PS&T Notes pursuant to the Debt Offer and any related documents (the "Debt Offer Documents") and any amendments or supplements thereto, when filed and /or mailed, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

          (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Buyer specifically for use therein.

          (c) The information with respect to the Company or any Subsidiary that the Company furnishes to Buyer in writing specifically for use in connection with the proposed offering of bonds of Buyer described in the Commitment Letters (the "New Bond Offering") will not, at the time of the filing, if any, thereof, at the time of any distribution thereof and at the time of the consummation of the

Debt Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 3.10. Absence of Certain Changes. Except for the transactions contemplated hereby, since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

(b) except as disclosed in Schedule 3.10(b), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

(c) any amendment of any material term of any outstanding security of the Company or any Subsidiary;

(d) except for the Convertible Note or as disclosed in Schedule
         3.10(d), any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money;

(e) except as disclosed in Schedule 3.10(e), any creation or assumption by the Company or any Subsidiary of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) except as disclosed in Schedule 3.10(f), any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(h) except as disclosed in Schedule 3.10(h), any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, material to the Company and the Subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement and except for the sale of Styrex Industries, Inc.;

(i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

(j) except as contemplated by Section 5.08 or as disclosed in
 Schedule 3.10(j), any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary,
 (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice; or

(k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

         SECTION 3.11. No Undisclosed Material Liabilities. Except as disclosed in Schedule 3.11, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) liabilities disclosed and provided for in the Balance Sheet;

(b) liabilities fully and specifically identified as such in the Company 10-K;

(c) the Convertible Note;

(d) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which (except for customary purchase orders) in the aggregate are not material to the Company and the Subsidiaries, taken as a whole; and

(e) liabilities under this Agreement.

         SECTION 3.12. Litigation. Except as disclosed in Schedule 3.12, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary (or any present or former officers, directors or employees of the Company or any Subsidiary for which the Company or any Subsidiary may be liable) or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely to the Company or any Subsidiary in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         SECTION 3.13. Taxes. (a) For purposes of this Agreement, the following terms shall have the following meanings: "Tax" means any U.S. federal, state or local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by the Company, social security (or similar), unemployment, disability, ad valorem, sales, use, transfer, recording, documentary, conveyancing, gains, registration, value added, alternative, or add-on minimum, estimated or other tax, governmental fee or other like assessment or charge of any kind whatsoever, however denominated, including any interest, penalty, or addition thereto, whether disputed or not, and "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Except as disclosed in Schedule 3.13(b), each of the Company and its Subsidiaries has filed all material Tax Returns required to be filed by it for Tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such Tax Returns are true, correct and complete in all material respects, paid or accrued all material Taxes shown to be due and payable on such Tax Returns and properly accrued in all material respects all such Taxes for such periods subsequent to the periods covered by such Tax Returns.

          (c) Except as disclosed in Schedule 3.13(c), no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Subsidiary which has not been resolved and paid in full.

          (d) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Subsidiary, and no power of attorney granted by either the Company or any Subsidiary with respect to any Taxes is currently in force.

          (e) Except as disclosed in Schedule 3.13(e), neither the Company nor any Subsidiary has been a member of any group of entities (other than a group of which the Company is the common parent) filing an affiliated, combined, consolidated, unitary or similar Tax Return or is a party to any agreement providing for the allocation or sharing of Taxes.

          (f) Schedule 3.13(f) contains a complete and accurate list, as of July 31, 1996, of all of the accrued and unexpired net operating loss carryforward amounts of the Company and its Subsidiaries and their corresponding annual limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code").

         SECTION 3.14. Employee Benefits. (a) Schedule 3.14(a) sets forth a list of each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary or under which the Company or any Subsidiary has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Buyer together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "Employee Plans". The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA (the "Pension Plans") are identified as such in the list referred to above. The Company has provided Buyer with complete age, salary, service and related data as of July 31, 1997 for employees and former employees of the Company and any Subsidiary covered under the Pension Plans. As of the Effective Time, no Employee Plan will provide for and the Company will not be obligated to provide equity-based compensation or benefits.

          (b) Except as otherwise identified in the list referred to in Section 3.14(a), no Employee Plan constitutes a "multiemployer plan", as defined in
Section 3(37) of ERISA (a "Multiemployer Plan"), and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. The only Employee Plans that are subject to Title IV of ERISA (the "Retirement Plans") are identified in the list of such Plans heretofore provided to Buyer by the Company. Except as otherwise disclosed fully and specifically in the Company 10-K in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, as of the Balance Sheet Date, the fair market value of the assets of each Retirement Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the projected benefit obligation for such plan determined in accordance with SFAS No. 87. No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any Pension Plan, whether or not waived. The Company knows of no "reportable event", within the meaning of Section 4043 of ERISA, and no event described in Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any Employee Plan, other than a "reportable event" that will not have a Material Adverse Effect. The assets of the Company and all of its Subsidiaries are not now, nor will they after the passage of time be, subject to any lien imposed under Code
Section 412(n) by reason of a failure of any of the Company or any Subsidiary to make timely installments or other payments required under Code Section 412. No condition exists and no event has occurred that could constitute grounds for termination of any Retirement Plan or, with respect to any Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its affiliates has incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA, which liability has not been paid in full. If a "complete withdrawal" by the Company and all of its affiliates were to occur as of the Effective Time with respect to all Employee Plans which are Multiemployer Plans, neither the Company nor any affiliate would incur any withdrawal liability under Title IV of ERISA that would have or reasonably be expected to have a Material Adverse Effect. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any Subsidiary, any officer or director of the Company or any Subsidiary subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect.

          (c) To the Company's knowledge, each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

          (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (e) Schedule 3.14(e) sets forth each written and material unwritten employment, severance or similar contract or arrangement or any written or any material unwritten plan, policy, fund, program or contract or arrangement of the Company and its Subsidiaries providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) which (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries and (iii) covers any employee or former employee of the Company or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to Buyer are referred to collectively herein as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

          (f) The excess of the present value of the projected liability in respect of post-retirement health and medical benefits for retired employees of the Company and its affiliates, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code) has been disclosed fully and specifically in the Company 10-K and in accordance with SFAS No.

106. To the Company's knowledge, no condition exists that would prevent the Company or any Subsidiary from amending or terminating any Employee Plan or

Benefit Arrangement providing health or medical benefits other than limitations imposed under the terms of a collective bargaining agreement.

          (g) Except as disclosed on Schedule 3.14(g), there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

          (h) Except as disclosed in Schedule 3.14(e), 3.14(h), and Schedule 3.15, neither the Company nor any Subsidiary is a party to any employment contract or arrangement providing for future compensation with any officer, consultant, director or employee.

          (i) Schedule 3.14(i) sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of the Company and its Subsidiaries and all other employees of the Company and its Subsidiaries whose annual base salary exceeds $50,000 and (b) the wage rates for non-salaried employees of the Company and its Subsidiaries (by classification). None of such employees and no other key employee of the Company and its Subsidiaries has indicated to the Company and its Subsidiaries that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

         SECTION 3.15. Labor Matters. The Company and the Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.15, (i) neither the Company nor any Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) there are no activities or proceedings by a labor union or representative thereof to organize any employees of the Company or any Subsidiary or to challenge the representative status of any union that currently represents such employees, (iii) there are no pending negotiations between the Company or any Subsidiary and any labor union or representative thereof, (iv) there are no pending, and the Company and the Subsidiaries have not experienced since January 1, 1995, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof,

(v) the Company and the Subsidiaries, and to the knowledge of the Company and the Subsidiaries, their employees, are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against the Company, any Subsidiary or, to the knowledge of the Company and the

Subsidiaries, their employees under any such agreement or contract, (vi) there is no unfair labor practice complaint pending, or to the knowledge of the Company and the Subsidiaries threatened, against the Company or any Subsidiary before the National Labor Relations Board or any other investigation, charge, prosecution, suite or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of the Company or the Subsidiaries or the representation thereof, (vii) there are no claims or actions pending, or to the knowledge of the Company and the Subsidiaries, threatened, between the Company and the Subsidiaries and any of their employees or labor organizations representing or seeking to represent such employees,
(viii) the Company and the Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws regulating layoffs or employment terminations and (ix) to the knowledge of the Company and the Subsidiaries, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind.

         SECTION 3.16. Compliance with Laws. (a) Neither the Company nor any Subsidiary is in violation of, or has violated in the past five years, any applicable provisions of any laws, statutes, ordinances or regulations, except where such violations individually or in the aggregate do not have or reasonably would not be expected to have a Material Adverse Effect.

          (b) Each of the products produced or sold by the Company or any Subsidiary is, and at all times up to and including the sale thereof has been,
(i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale, except where such noncompliance or failure to be fit individually or in the aggregate do not have and would not reasonably be expected to have a Material Adverse Effect. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use, except where such defects or failure to provide adequate warnings do not have and would not reasonably be expected to have a Material Adverse Effect.

          (c) Schedule 3.16 correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, the absence of which would prevent the Company or any Subsidiary from operating in the ordinary course of business (the "Permits"). The Permits are valid and in full force and effect. Neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

         SECTION 3.17. Finders' Fees. Except for Schroders, a copy of whose engagement agreement has been provided to Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of the Company or any Subsidiary who might be entitled to any fee or commission from Buyer or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 3.18. Other Information. The Confidential Information Memorandum dated July 1997, previously delivered to Buyer, except for the projections contained therein, did not, as of its date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to the Company and the Subsidiaries delivered to Buyer were based upon reasonable assumptions as of the date of such projections. Except for the requirement that the Company comply with Section 5.01(d), the Company is not currently aware of any fact or information that would lead it to believe that such projections are incorrect or misleading in any material respect.

         SECTION 3.19.  Environmental Matters.  (a) Except as disclosed on
Schedule 3.19(a):

(i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, or, to the knowledge of the Company or any Subsidiary, is pending or threatened by any Person against, the Company or any Subsidiary nor has any material penalty been assessed against the Company or any Subsidiary with respect to any (A) alleged violation of any Environmental Law or liability thereunder, (B) alleged failure to have any permit, certificate, license, approval, registration or authorization required under any Environmental Law, (C) generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance or (D) discharge, emission or release of any Hazardous Substance;

(ii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by the Company or any Subsidiary, except where the presence of such items individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(iii) the Company and its Subsidiaries are and have been in

 material compliance with all Environmental Laws (including without limitation ISRA and its predecessors and the new system performance standards and upgrading requirements for underground storage tanks contained in Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. section 6991, et seq., as amended, and any rules or regulations promulgated thereunder, including 40 C.F.R. section 280.20, et seq.) and have obtained and are and have been in material compliance with all Environmental Permits; and such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby;

(iv) no property now or previously owned, leased or operated by the Company or any Subsidiary nor any property to which the Company or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the
         Company's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up;

(v) neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut;

(vi) except as in compliance with applicable Environmental Laws and in a manner which is not reasonably likely to effect adversely the Company or any of its Subsidiaries or any of their currently or previously owned, leased or operated properties, no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, released or is present at any property now or previously owned, leased or operated by the Company or any Subsidiary, and

(vii) there are no liabilities of or relating to the Company and any Subsidiary, whether contingent or fixed, actual or potential, known or unknown, which (A) arise under or relate to matters covered by
         Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Effective Time, except for such liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

 (b) Except as set forth in Schedule 3.19(b), there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company or any Subsidiary.


          (c) For purposes of this Section, the following terms shall have the meanings set forth below:

(i) "CERCLA" means the Comprehensive Environmental Response,
         Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder;

(ii) "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any
 Subsidiary;

(iii) "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants or other hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or other hazardous substances or wastes or the clean-up or other remediation thereof; and

(iv) "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under Environmental Laws.

         SECTION 3.20. Material Contracts. (a) Except as filed as an exhibit to the Company 10-K or as disclosed in Schedule 3.20(a), neither the Company nor any Subsidiary is a party to or bound by:

(i) any (A) lease of real property or (B) any lease of personal property providing for annual rentals of $50,000 or more;

(ii) any agreement greater than three months in term for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and its Subsidiaries of $500,000 or more;

(iii) any sales, distribution or other similar agreement greater than three months in term providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the

 Company and the Subsidiaries of $1,000,000 or more;

(iv) any partnership, joint venture or other similar agreement or arrangement;

(v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than the Convertible Note and (as of the Effective Time of the Merger) the Upstream Guarantees;

(vii) any option, license, franchise or similar agreement;

(viii) any agency, dealer, sales representative, marketing or other similar agreement (A) providing for annual sales of $250,000 or more, (B) under which the Company expects to provide for annual sales of $250,000 or more or (C) with any party with whom the Company made
         $250,000 or more of sales during the fiscal year ended July 31, 1997;

(ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

(x) any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Affiliates, or (B) any director or officer of the Company or any Subsidiary or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer; or

(xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole.

 (b) Each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and, except as disclosed in
Schedule 3.20(b) none of the Company, any Subsidiary or, to the knowledge of the Company and its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the knowledge of the Company and its Subsidiaries, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute such an event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer, unless the failure to deliver such agreement, contract, plan, lease, arrangement or commitment is indicated next to such item in Schedule 3.20(a).

          (c) All of the Company's and its Subsidiaries' indebtedness for borrowed money may be prepaid at any time without penalty, except as set forth in Schedule 3.20(c).

         SECTION 3.21. Properties. (a) Except as set forth in Schedule 3.21, the Company and the Subsidiaries have good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens fully and specifically identified as such in the Company 10-K;

(iii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iv) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i)-(iii) of this Section 3.21(a) are, collectively, the "Permitted Liens").

 (b) There are no developments affecting any such property or assets pending or, to the knowledge of the Company or any Subsidiary threatened, which might materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets.

          (c) All leases of such real property and personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

          (d) The plants, buildings, structures and equipment owned by the Company or any Subsidiary have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof), are structurally sound.

         (e) The plants, buildings and structures owned by the Company or any Subsidiary currently have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the businesses of the Company or any Subsidiary as heretofore conducted. None of the structures on any such owned or leased real property encroaches upon real property of another Person, and no structure of any other Person substantially encroaches upon any of such owned or leased real property.

          (f) Such real property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under all applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances, the presence of which would reasonably be expected to have a Material Adverse Effect.

         SECTION 3.22. Intellectual Property. (a) Schedule 3.22(a) contains a list of all Intellectual Property Rights owned or licensed and used or held for use by the Company or any Subsidiary ("Company Intellectual Property Rights"), specifying as to each, as applicable: the nature of such Intellectual Property Right, the owner of such Intellectual Property Right, the jurisdictions by or in which such Intellectual Property Right is recognized (without regard to registration) or has been issued or registered or in which an application for such issuance or registration has been filed, the registration or application numbers and the termination or expiration dates. "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         (b) Schedule 3.22(b) sets forth a list of all licenses, sublicenses and other agreements as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property Right, including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof.

          (c) (i) Since January 1, 1993, neither the Company nor any Subsidiary has been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any

Intellectual Property Right, and the Company nor any Subsidiary has any knowledge of any other such infringement by the Company or any Subsidiary and
(ii) the Company nor any Subsidiary has no outstanding claim or suit for, and has no knowledge of, any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. Neither the Company nor any Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right.

                                  ARTICLE 4

        REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBSIDIARY

         Each of Buyer and Merger Subsidiary, jointly and severally, represents and warrants to the Company that:

         SECTION 4.01. Corporate Existence and Power. Each of Buyer and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Buyer and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Buyer and Merger Subsidiary. The Commitment Letters (as defined in Section 4.07) have been duly authorized by all necessary corporate action of Buyer and constitute valid and binding agreements of Buyer.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated by this Agreement and the Commitment Letters require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act of 1933, the Exchange Act and state securities and "blue sky" laws, (d) compliance with any applicable requirements of ISRA and (e) filings and recordings of financing statements, mortgages and other instruments in connection with the perfection of liens contemplated by the Commitment Letters.

         SECTION 4.04. Non-contravention. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby do not and will not, subject to the consummation of the transactions contemplated by Section 6.05, if necessary, (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation, judgment, order or decree binding upon Buyer or Merger Subsidiary, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or Merger Subsidiary or to a loss of any benefit to which Buyer or Merger Subsidiary is entitled under any agreement, contract or other instrument binding upon Buyer or Merger Subsidiary, including without limitation, the Tekni-Plex Indenture, other than under Buyer's $75 million revolving credit facility with Morgan Guaranty Trust Company of New York, the commitments under which are expected to be terminated and all amounts owed thereunder to be repaid pursuant to the terms of the Financing (as defined in Section 4.07). Buyer is not in default or in breach in any material respect under the Tekni-Plex Indenture, and to the knowledge of Buyer, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

         SECTION 4.05. Disclosure Documents. The information with respect to Buyer and its subsidiaries that Buyer furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time the stockholders vote on adoption of this Agreement and at the Effective Time, and
(ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof.

         SECTION 4.06. Finders' Fees. Except for J.P. Morgan & Co. Incorporated, whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 4.07. Financing. Buyer has received and furnished copies to the Company of (i) a commitment letter from Morgan Guaranty Trust Company of New

York (the "Lender") dated as of November 11, 1997 pursuant to which the Lender has committed, subject to the terms and conditions thereof, to provide up to $255 million of senior secured financing (the "Senior Secured Commitment

Letter") and (ii) a commitment letter from the Lender dated as of November 11, 1997, pursuant to which the Lender has committed, subject to the terms and conditions thereof, to enter into a bridge loan agreement with Buyer to provide $225 million of senior subordinated bridge financing (the "Bridge Commitment Letter", together with the Senior Secured Commitment Letter, the "Commitment Letters"). The credit agreement and the bridge loan agreement referred to in the Commitment Letters are referred to herein as the "Financing Agreements", and the financing to be provided thereunder or under any alternative arrangements made by Buyer is referred to herein as the "Financing". As of the date hereof, Buyer knows of no facts or circumstances that are reasonably likely to result in any of the conditions set forth in the Commitment Letters not being satisfied. As of the date hereof, Buyer knows of no facts or circumstances that would permit the Lender to terminate either of the Commitment Letters pursuant to the terms thereof.

         SECTION 4.08. Absence of Certain Changes. Since June 27, 1997, there has not been any event, occurrence or development of a state of circumstances or fact which has had or reasonably could be expected to have a material adverse effect on the business, condition (financial or other), results of operations or prospects of the Company and Buyer, taken as whole.

         SECTION 4.09. Buyer Financial Statements. The audited consolidated financial statements of Buyer contained in the Buyer's Registration Statement on Form S-4, as amended (File No. 333-28157) fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the periods then ended.

                                  ARTICLE 5

                           COVENANTS OF THE COMPANY

         The Company agrees that:

 SECTION 5.01. Conduct of the Company. From the date hereof until the Effective Time, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as disclosed in Schedule 5.01, from the date hereof until the Effective Time:

(a) the Company will not adopt or propose any change in its certificate of incorporation or bylaws;

(b) the Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(c) the Company will not, and will not permit any Subsidiary to, sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) inventory in the ordinary course consistent with past practice;

(d) the Company will not, and will not permit any Subsidiary to, commit to make or make any capital expenditures without the prior written consent of Buyer, other than (x) in respect of commitments existing on the date hereof as disclosed on Schedule 5.01(d) or (y) maintenance capital expenditures in the ordinary course of business and in an aggregate amount for clauses (x) and (y) on a combined basis not to exceed $100,000 per calendar month during the period beginning on November 1, 1997 and ending on March 31, 1998; and the Company will not and will not permit any Subsidiary to, commit to make any capital expenditure without the prior written consent of Buyer to the extent that any such capital expenditures are payable after March 31, 1998;

(e) the Company shall cause the aggregate dollar value
 (determined in accordance with generally accepted accounting principles applied on a consistent basis) of inventories comprising the asset base for the PS&T Credit Agreement (as defined in Section 5.09) and owned by PS&T or its Subsidiaries to remain at or below (i) $59 million during the month of November 1997, (ii) $60.4 million during the month of December 1997, (iii) $57 million during the month of January 1998, (iv) $55.5 million during the month of February 1998 and (v) $51.8 million during the month of March 1998;

(f) the Company shall cause the aggregate accounts payable
 (determined in accordance with generally accepted accounting principles applied on a consistent basis but excluding fees and expenses arising out of the transactions contemplated by this Agreement) of the Company and its Subsidiaries on a consolidated basis (exclusive of accounts payable by Burlington Resins, Inc. and accounts payable by any European

         Subsidiaries) to remain at or to exceed (i) $17.5 million during the month of November 1997, (ii) $17.0 million during the month of December 1997, (iii) $21.5 million during the month of January 1998, (iv) $23.6 million during the month of February 1998 and (v) $24.1 million during the month of March 1998;

(g) the Company will not, and will not permit any Subsidiary to, incur any additional indebtedness for borrowed money except for borrowings in the ordinary course of business by certain Subsidiaries under existing working capital facilities disclosed in Schedule
 3.10(d), as in effect on the date hereof, and, in the case of PS&T, in accordance with Section 5.09;

(h) the Company will not, and will not permit any Subsidiary to, agree or commit to do any of the foregoing; or

(i) the Company will not, and will not permit any Subsidiary to
 (i) take or agree or commit to take any action that would make (x) any representation and warranty of the Company hereunder that is qualified as to materiality inaccurate in any respect or (y) any representation and warranty of the Company hereunder that is not qualified as to materially inaccurate in any material respect, in each case at, or as of any time prior to, the Effective Time or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect (or, with respect to representations and warranties described in clause (y), in any material respect) at any such time.

         SECTION 5.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger unless a vote of stockholders of the Company is not required by Delaware Law. The Directors of the Company shall, subject to their fiduciary duties as advised by counsel, recommend approval and adoption of this Agreement and the Merger by the Company's stockholders. In connection with such meeting, the Company (a) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other related materials for such meeting, (b) will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (c) will otherwise comply with all legal requirements applicable to such meeting.

         SECTION 5.03. Access to Information. From the date hereof until the Effective Time, the Company will give Buyer, its counsel, financial advisors,

auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries (including access to perform physical examinations and to take samples of the soil, groundwater, air, products or other areas as desired by Buyer in its sole discretion), will furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Subsidiaries.

         SECTION 5.04. Other Offers. From the date hereof until the termination hereof, the Company and the Subsidiaries and the officers, directors, employees or other agents of the Company and the Subsidiaries will not, directly or indirectly, (i) take any action to solicit, initiate or take any action knowingly to facilitate the submission of any Acquisition Proposal or (ii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by Winthrop, Stimson, Putnam & Roberts, counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, any Person, except to customers and suppliers of the Company and its Subsidiaries in the ordinary course of business. The Company will promptly notify Buyer after receipt of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary or for access to the properties, books or records of the Company or any Subsidiary by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Buyer fully informed of the status and, subject to the fiduciary duties of the Board of Directors of the Company under Delaware Law, details of any such Acquisition Proposal, indication or request. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, if the Board of Directors of the Company receives an Acquisition Proposal which it determines in good faith will provide greater value to the Company and its stockholders than the transactions contemplated hereby (a "Superior Proposal"), the Board of Directors of the Company may, prior to the receipt of approval of the Merger from the stockholders of the Company, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal or terminate this Agreement in accordance with Section 9.01(i) but in each case, only at a time that is at least five business days after Buyer's receipt of written notice advising Buyer that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal. Within the five-business-day period referred to herein, Buyer may propose an improved transaction to the Board of Directors of the Company.

         SECTION 5.05. Notices of Certain Events. The Company shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement.

         SECTION 5.06. Cooperative Efforts. (a) The Company agrees, and agrees to cause each of its Subsidiaries, to cooperate with and use its best efforts to assist Buyer in connection with the New Bond Offering, including but not limited to, participating in marketing efforts, participating in the preparation of disclosure relating to the Company and the Subsidiaries to be included in any related offering documents, and participating in the preparation of pro forma financial information relating to the Buyer and the Company on a combined basis.

          (b) The Company shall, and shall cause PS&T to, use its best efforts to consummate the Debt Offer on a timely basis. The Company shall keep Buyer apprised on a regular and timely basis of all significant developments relating to the Debt Offer and shall consult with Buyer prior to taking any significant actions or making any significant decisions in connection therewith.

         SECTION 5.07. Loans to Affiliated Persons. The Company shall cause all loans extended by the Company or any of the Subsidiaries to the officers and directors of the Company and the Subsidiaries on the date hereof to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger and shall use its best efforts to cause all loans extended by the Company or any of the Subsidiaries to former officers and directors, current employees (except for loans to facilitate relocations of current employees as set forth on Schedule 3.20(a)) and former employees and associates of the Company to be repaid in full, whether or not then due, prior to or concurrently with the consummation of the Merger. Buyer consents to the discharge of such loans dollar for dollar through the surrender and cancellation without payment of the same principal amount of 7% Subordinated Notes of the Company referred to in Schedule 3.20(a).

         SECTION 5.08. Severance Package. Prior to the Effective Time, the Company shall adopt a severance payment plan having the terms set forth in
Schedule 5.08 pursuant to documentation satisfactory to each of Buyer and the Company. Such severance plan shall be adopted in lieu of and shall replace any existing severance payment plan covering any current or future employees of the Company and its Subsidiaries.

         SECTION 5.09. Proceeds of Convertible Note. The Company shall make $4,600,000 of the proceeds of the Convertible Note available to PS&T immediately upon receipt of such proceeds. PS&T shall apply the $4,600,000 received from the Company in accordance herewith to pay down its debt under the revolving credit facility described in the Amended and Restated Senior Loan Agreement dated as of November 8, 1993, as amended, among PS&T, the lenders listed therein and General Electric Capital Corporation, as Agent (the "PS&T Credit Agreement"). PS&T further agrees to borrow under the PS&T Credit Agreement only after reasonable consultation with Buyer in the event that immediately following such borrowing, less than $4,600,000 of undrawn capacity for borrowing would remain available to PS&T.

                                  ARTICLE 6

                   COVENANTS OF BUYER AND MERGER SUBSIDIARY

         Each of Buyer and Merger Subsidiary, jointly and severally, agrees that:

         SECTION 6.01. Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 6.02. Voting of Shares. Buyer agrees to vote all Shares beneficially owned by it in favor of adoption of this Agreement at the Company Stockholder Meeting.

         SECTION 6.03. Director and Officer Liability. Each of the Surviving Corporation and PS&T will, pursuant to provisions in their respective certificates of incorporation and by-laws, indemnify and hold harmless the present and former officers and directors of the Company and PS&T, respectively, in respect of acts or omissions occurring while such persons are officers and directors to the same extent as is provided under each of the Company's and PS&T's, respectively, certificate of incorporation and bylaws in effect on the date hereof, and Buyer will not amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For four years after the Effective Time, Buyer will cause each of the Surviving Corporation and PS&T, respectively, to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's and PS&T's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date hereof, provided that in satisfying its obligation under this Section, Buyer shall not be obligated to cause the Surviving Corporation or PS&T to purchase an amount of such insurance in excess of the amount that can be purchased for premiums of 120% of the amount per annum the Company or PS&T paid in its last full fiscal year, which amount has been disclosed to Buyer.

         SECTION 6.04. Commitment Letters and Financing Agreements. Buyer (i) will not amend or otherwise modify the Commitment Letters in any material respect adverse to Buyer or the Company, or grant any waivers with respect thereto, without the prior consent of the Company, (ii) will provide the Company with drafts of the Financing Agreements as soon as they are provided by Lender or its counsel, (iii) will use its best efforts to obtain the Financing and (iv) will inform the Company in writing within five business days of its becoming aware of any facts or circumstances that might reasonably be expected to result in (x) the Commitment Letters being terminated or any of the conditions therein not being satisfied, or (y) the amount of the Financing to be provided pursuant to the Commitment Letters or the Financing Agreements not being sufficient to complete all of the transactions contemplated hereby.

         SECTION 6.05. Repurchase of Bonds. In the event that the consummation of the Merger or the drawing of funds under the Financing Agreements would be reasonably likely to violate or cause an event of default under the Tekni-Plex

Indenture, Buyer shall, at the earliest practicable time following Buyer's obtaining knowledge thereof, notify the Company of such fact and commence a combined consent solicitation and offer to purchase any and all of the 11 1/4% Senior Subordinated Notes due 2007 issued thereunder. The documentation for such offer and consent solicitation, including without limitation the conditions thereto, shall be reasonably satisfactory to the Company, and Buyer shall take all actions reasonably necessary in connection therewith to obtain the consent of holders of the principal amount of notes which would be sufficient to amend or eliminate those provisions of the Tekni-Plex Indenture which would be contravened by the consummation of the Merger.

                                  ARTICLE 7

                      COVENANTS OF BUYER AND THE COMPANY

         The parties hereto agree that:

         SECTION 7.01. Best Efforts. Subject to the terms and conditions of this

Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

         SECTION 7.02. Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 7.03. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law, any policy or regulation of the Nasdaq Stock Market or the fiduciary duties of the Company's Board of

Directors under Delaware Law, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 7.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE 8

                           CONDITIONS TO THE MERGER

         SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been adopted by the stockholders of the Company in accordance with Delaware Law;

(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

(d) all actions by or in respect of or filings with any governmental body, agency, official, or authority domestic or foreign, required to permit the consummation of the Merger including without limitation, filing a certificate of merger pursuant to Delaware Law, and any filings required pursuant to ISRA, the substance of all of which is reasonably satisfactory to the Company and the Buyer, shall have been taken, made or obtained.

         SECTION 8.02. Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as of the Effective Time as if made at and as of such time, any
 (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date); provided that the accuracy of such representations and warranties at and as of the Effective Time shall be determined without reference to any actions, claims or proceedings brought against the Company or any Subsidiary arising out of or as a result of the actions taken or proposed to be taken by the Company and its Subsidiaries pursuant to Section 1.07 hereof ("Section 1.07 Claims") and (ii) Buyer shall have received a certificate signed by each of the Chief Executive Officer, the President and the Chief Financial Officer of the Company to the foregoing effect;

(b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or the effective operation of the business of the Company and the Subsidiaries after the Effective Time, and no proceeding which is likely to (i) prohibit, alter, prevent or materially delay the Merger, or (ii) except for any Section 1.07 Claims, prohibit, alter, prevent or materially delay the other transactions contemplated hereby shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending;

(c) Buyer shall have received a certificate signed by each of the President and the Chief Executive Officer of the Company to the effect that neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of
 Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(A)(ii) of the Code;

(d) Buyer has obtained sufficient financing on terms satisfactory to it to (i) provide the Intercompany Loans, (ii) pay the Merger Consideration and consummate the Merger, (iii) retire, if necessary, the currently outstanding 11 1/4% Senior Subordinated Notes due 2007 issued under the Tekni-Plex Indenture, (iv) pay related fees and expenses not to exceed $8 million in the aggregate, and (v) provide undrawn revolving lines of Credit as contemplated by the Commitment Letters; provided that (x) Buyer shall not be obligated to draw down the bridge loan contemplated in the Bridge Loan Commitment Letter prior to the later of January 31, 1998 or 15 business days after the stockholders of the Company shall have voted to approve the Merger; and
         (y) Buyer acknowledges that the terms of the Financing described in the Commitment Letters are reasonable and satisfactory to Buyer;

(e) the transactions described in Sections 1.06 and 1.07 shall have been, or concurrently will be, consummated;

(f) the Company shall have obtained the consents listed on
 Schedule 3.04 (except with respect to any debt of any Subsidiary that Buyer elects not to repay as permitted by Section 1.06(b));

(g) Buyer shall have received, in respect of any operations conducted in, and in respect of each facility or real property owned, leased or operated by the Company or any Subsidiary which is located in, the State of New Jersey, evidence of full compliance by the Company with the requirements of ISRA. Such evidence shall be in a form satisfactory to Buyer in its sole discretion and shall not impose upon Buyer, the Company or any Subsidiary any obligations or liabilities to which Buyer shall not have consented in writing prior to the Closing.

(h) no change shall have occurred in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any Subsidiary and Buyer shall not have become aware of any facts not previously known by Buyer as of the date hereof that in either case, in the reasonable judgment of Buyer, have or are likely to have a material adverse significance with respect to the value of the Company and its Subsidiaries, taken as a whole, excluding (i) the transactions contemplated by the Merger Agreement, or (ii) any Section 1.07 Claims; and

(i) Buyer shall have received all documents it may reasonably request relating to the existence of the Company and the Subsidiaries
 and
         the authority of the Company for this Agreement, all in form and substance satisfactory to Buyer.

         SECTION 8.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Each of Buyer and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Buyer and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto shall be true when made and (x) in respect of those representations and warranties that are qualified as to materiality, shall be true at and as to the Effective Time as if made at and as of such time, and (y) in respect of those representations and warranties that are not so qualified, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (in each case except to the extent that such representations and warranties speak as of an earlier date) and (ii) the Company shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect;

(b) no court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining or prohibiting the consummation of the Merger and no proceeding which is likely to (i) prohibit, alter, prevent or materially delay the Merger, or (ii) except for any Section 1.07 Claims, prohibit, alter, prevent or materially delay the transactions contemplated hereby shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending; and

(c) the Company shall have received all documents that the Company shall have reasonably requested relating to the existence of Buyer and Merger Subsidiary and the authority of the Buyer and Merger Subsidiary to enter into this Agreement, the Commitment Letters and the Financing Agreements, all in form and substance satisfactory to the Company.

                                  ARTICLE 9

                                 TERMINATION

         SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer, if the Merger has not been consummated by March 31, 1998;

(c) by either the Company or Buyer, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; or

(d) by Buyer, if any Person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer or Merger
 Subsidiary acquires beneficial ownership of 50% or more of the outstanding Shares;

(e) by Buyer, if prior to the Effective Time, the Board of Directors of the Company shall have withdrawn or materially modified its approval or recommendation of the Merger or this Agreement, recommended another Acquisition Proposal or entered into a definitive agreement or agreement in principle with respect to another
 Acquisition Proposal, or resolved to do any of the foregoing;

(f) by Buyer, if prior to the consummation of the Merger, a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person, or it shall have been publicly disclosed or Buyer shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Buyer or Merger
 Subsidiary shall have acquired or proposed to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including the Shares);

(g) by either Buyer or the Company, if the Company Stockholder
 Meeting shall have been held and the stockholders of the Company shall have failed to approve and adopt this Agreement and the Merger at such meeting;

(h) by either Buyer or the Company, if Buyer shall have received any communication from the Department of Justice or Federal Trade Commission (each an "HSR Authority") (which communication shall be confirmed to the other parties by the HSR Authority) that causes such party to reasonably believe that any HSR Authority has authorized the institution of litigation challenging the transactions contemplated by this Agreement under the U.S. antitrust laws, which litigation will include a motion seeking an order or injunction prohibiting the consummation of any of the transactions contemplated by this Agreement; and

(i) by the Company, if (x) the Board of Directors of the Company concludes in good faith, based on written advice from outside counsel, that, in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company, it must withdraw or materially modify its approval or recommendation of the Merger or this Agreement, and it withdraws or materially modifies such approval or recommendation, (y) the Company complies with its obligations under Section 5.04, and (z) the Company pays all amounts due to Buyer pursuant to Section 10.04(a) in advance of such termination. At least two business days prior to terminating pursuant to this Section 9.01(i), the Company shall notify Buyer of its intention to terminate pursuant to this Section 9.01(i) and shall request that Buyer submit the amount of its costs and expenses payable under section 10.04(a).

The party desiring to terminate this Agreement pursuant to clauses 9.01(b), 9.01(c), 9.01(d), 9.01(e), 9.01(f), 9.01(g), 9.01(h) or 9.01(i) shall give written notice of such termination to the other party in accordance with Section 10.01.

         SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Section 10.04 shall survive the termination hereof.

                                  ARTICLE 10


                                MISCELLANEOUS

         SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer or Merger Subsidiary, to:

                  Dr. F. Patrick Smith
                  Chairman and Chief Executive Officer
                  Tekni-Plex, Inc.
                  201 Industrial Parkway
                  Somerville, New Jersey 08876
                  Telecopy:  (908) 722-4967

                  with a copy to:

                  Phillip R. Mills
                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York 10017
                  Telecopy: (212) 450-4800

                  if to the Company or PS&T, to:

                  Fred W. Broling
                  Chairman of the Board and Chief Executive Officer PureTec Corporation
                  65 Railroad Avenue
                  Ridgefield, New Jersey 07657
                  Telecopy: (201) 941-0602

                  with a copy to:

                  David P. Falck
                  Winthrop, Stimson, Putnam & Roberts
                  One Battery Park Plaza
                  New York, New York  10004-1490
                  Telecopy: (212) 858-1500

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.


         SECTION 10.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement except for the agreements set forth in Section 10.04.

         SECTION 10.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, there shall be made no amendment or waiver that by law requires further approval by such stockholders without the further approval of such stockholders.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 10.04. Expenses. (a) The Company and PS&T jointly and severally agree to pay Buyer, in immediately available funds, promptly, but in no event later than two business days, after (or, in the case of termination under Section 9.01(i), prior to) the termination of this Agreement pursuant to clauses
(d), (e) or (i) of Section 9.01, (x) a fee of $10,000,000 and (y) reasonable and documented costs and expenses, not to exceed $5,000,000 in the aggregate, incurred by Buyer and its subsidiaries and their representatives in connection with the transactions contemplated by this Agreement, which costs and expenses shall include, without limitation, fees and expenses payable by the Company to the Lender pursuant to the Commitment Letters, the costs and expenses in connection with the New Bond Offering, and fees and expenses of counsel and costs and expenses of the due diligence investigations of the Company and its Subsidiaries; provided, that payment of any amounts by the Company or PS&T pursuant to this Section 10.04(a) shall constitute a complete accord and satisfaction of all claims pursuant to this Agreement that either Buyer or Merger Subsidiary may have against the Company or PS&T and all claims that the Company or PS&T may have against Buyer or Merger Subsidiary, arising out of such termination and relating to this Agreement (it being understood that the foregoing shall not affect in any respect the Company's obligations under the Convertible Note or the Voting Agreement).

          (b) Subject to Section 10.04(a) and Section 10.04(c), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (c) In the event this Agreement is terminated as a result of Buyer having breached its obligations hereunder or as a result of Buyer's failure to obtain the Financing for any reason, in whole or in part, not related to the Company's or the Subsidiaries' actions and, in either case, all of the other conditions set forth in Sections 8.01 and 8.02 shall have been satisfied, Buyer shall pay the out-of-pocket costs and expenses incurred by the Company and its Subsidiaries solely in connection with the New Bond Offering.

         SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         SECTION 10.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware.

         SECTION 10.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof and of the Convertible Note signed by all of the other parties hereto and thereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            PURETEC CORPORATION

                                            By: ______________________________
                                                  Name:
                                                  Title:

                                            PLASTIC SPECIALTIES &
                                                  TECHNOLOGIES, INC.


                                            By: ______________________________
                                                  Name:
                                                  Title:

                                            TEKNI-PLEX, INC.


                                            By: ______________________________

                                                  Name:
                                                  Title:

                                            P.T. HOLDING, INC.


                                            By: ______________________________
                                                  Name:
                                                  Title:

Schedule 3.05 Options and Warrants



                        # Options/Warrants       # Options/Warrants       Range of           # Options/Warrants Expiring in:
                           In the Money           Out of the Money        Exercise
Type of Security             $0-$3.49              $3.50 and above         Price           1997       1998       1999       2005

1995 INCENTIVE
PLAN OPTIONS                         795,000                            $2.00 - $3.00                                      795,000

                                   1,888,700                            $3.00 - $4.00     37,000                         1,851,700

                                                           216,666      $4.00 - $5.00                                      216,666

                                                            56,000      $5.00 - $6.00                                       56,000

                                                            92,000      $6.00 - $7.00                                       92,000

TOTAL: 3,048,366                   2,683,700               364,666                        37,000                         3,011,366
=============================================================================== ========================== ========================
1995 DIRECTOR                                                               $2.25
PLAN OPTIONS                         120,000                                                                               120,000



TOTAL: 120,000                       120,000                                                                               120,000
=============================================================================== ========================== ========================
NON-PLAN
OPTIONS                                                    491,000      $4.00 - $5.00                 435,000    56,000
                                                            50,000      $5.00 - $6.00                  50,000
                                                            25,000         $22.00                      25,000
TOTAL: 510,000                                             566,000                                    566,000
=============================================================================== ========================== ========================
SETTLEMENT
WARRANTS                                                   449,878          $4.61                     449,878


TOTAL: 449,878                                             449,878                                              449,878
=============================================================================== ========================== ========================
"APR" WARRANTS
                                                           116,444        $20 - $22                   116,444



TOTAL: 116,444                                             116,444                                    116,444
=============================================================================== ========================== ========================
COAST RECYCLING
WARRANTS

                                                            36,000         $22.00                                36,000


TOTAL: 36,000                                               36,000                                               36,000
=============================================================================== ========================== ========================
SPP WARRANTS
                                                           100,000      10.50-12.00                             100,000

TOTAL: 100,000                                             100,000                                              100,000

=============================================================================== ========================== ========================
TOTAL:   4,436,688                 2,803,700             1,632,988                     37,000     626,444       585,878   3,131,366
         =========                 =========             =========                     ======     =======       =======   =========

                                      47




                           CROSS-REFERENCE TARGET LIST

NOTE: Due to the number of targets some target names may not appear in the target pull-down list. (This list is for the use of the wordprocessor only, is not a part of this document and may be discarded.)

ARTICLE/SECTION                                    TARGET NAME

?.............................................co.oblig.appoint
?.................................................buy.desig.no
?..................................................comp.action
?....................................................file.14d9
?................................................co.board.unan
?........................................................offer
?..............................................file.sec.tender
?...............................................offer.commence
?..............................................majority.of.bod
?..................................................co.no.nj.ct
?............................................severance.package
?.............................................buy.offer.comply
?..........................................real.prop.trans.tax
?..................................................amend.terms
?....................................................offer.art
?................................................no.union.cont
?................................................conv.debt.sec

1...................................................merger.art
1.01....................................................merger
1.01(a)..............................................surv.corp
1.01(b).......................................file.cert.merger
1.01(c), 1.01(d)...............................possess.all.rts
1.02...............................................conv.shares
1.02(a)........................................co.share.cancel
1.02(b).........................................sub.share.conv
1.02(c).........................................out.share.conv
1.03..................................................surr.pay
?....................................................directors
1.03(a)..............................................exc.agent
1.03(b).........................................jt.venture.aff
1.03(b)........................................holder.entitled
1.03(c)..........................................cert.endorsed
1.03(d).......................................no.furth.reg.shr
1.03(e)..........................................unclaimed.ret
1.03(f).........................................shares.ret.buy
1.04.........................................dissenting.shares
1.05.............................................stock.options
1.05(a)............................................emp.stk.can
1.06..............................................company.debt
1.06(a)...........................................senior.notes
1.06(b)..................................other.subsidiary.debt
1.07..........................................pst.min.interest
1.07..........................................pst.min.interest

1.08...............................................inter.loans
1.09.......................................upstream.guarantees

2................................................surv.corp.art
2.01..................................................cert.inc
2.02....................................................bylaws
2.03...................................................dir.off

3...................................................rep.war.co
3.01..................................................co.exist
3.02..................................................co.autho
3.03..............................................co.gov.autho
3.04................................................co.non.con
3.05....................................................co.cap
3.05(a).........................................no.out.shr.cap
3.05(b)........................................no.sec.conv.shr
3.05(c).............................................no.options
3.06....................................................co.sub
3.06(a)...............................................sub.corp
3.06(b).........................................co.own.sub.stk
3.06(b)(i)........................................nno.vtng.sec
3.06(b)(ii)..........................................no.rights
3.06(c).....................................corp.part.lim.liab
3.07............................................co.sec.filings
3.07(a).........................................co.del.buy.sec
3.07(b)............................................report.true
3.07(c)..........................................co.not.untrue
3.08...............................................co.fin.stmt
3.09..............................................co.disc.docs
3.09(a).........................................co.docs.comply
3.09(b)..........................................co.proxy.true
3.09(c).......................................co.sub.info.true
3.10...........................................co.abs.cert.chg
3.10(a)..........................................co.no.mat.adv
3.10(b)..........................................co.no.div.cap
3.10(c)........................................co.no.amend.sec
3.10(d)...........................................co.no.indebt
3.10(e).............................................co.no.lien
3.10(f).............................................co.no.loan
3.10(g)...........................................co.no.damage
3.10(h)............................................co.no.trans
3.10(i).........................................co.no.chg.acct
3.10(j)............................................co.no.sever
3.10(k).......................................co.no.labor.disp
3.11..........................................co.no.undis.liab
3.11(a)................................................co.liab
3.11(c), 3.11(d)...................................co.ord.liab
3.11(e)............................................co.liab.agt
3.12...................................................co.liti
3.13..................................................co.taxes
3.13(a)...............................................tax.defs
3.13(b)..............................co.has.filed.and.paid.tax
3.13(c)...............................no.tax.deficiency.unpaid
3.13(d)............................no.extention.or.pwr.of.atty

3.13(e)..............................co.not.member.tax.sharing
3.13(f).....................................tax.comp.accrue.ex
3.14..................................................co.erisa
3.14(a)..........................................emp.bene.plan
3.14(b).......................................no.multiemp.plan
3.14(c)..........................................emp.plan.qual
3.14(d).........................................no.con.cov.emp
3.14(e).........................................list.emp.sever
3.14(f)........................................excess.post.ret
3.14(g)........................................co.no.amend.emp
3.14(h)........................................emp.ben.dis.con
3.14(i).....................................true.complete.list
3.15.............................................labor.matters
3.15(a)(i)....................................neither.comp.sub
3.16...............................................co.comp.law
3.17.............................................co.finder.fee
3.18.............................................co.other.info
3.19................................................co.env.mat
3.19(a)..........................................co.except.10k
3.19(b).......................................co.no.env.invest
3.19(c).............................................co.env.def
3.20........................................material.contracts
3.20(a)...................................mat.contracts.except
3.20(a)(i)...........................................any.lease
3.20(a)(ii)......................................any.agreement
3.20(a)(iii).........................................any.sales
3.20(a)(iv)...................................any.partnerships
3.20(a)(ix)............................................any.agt
3.20(a)(v)........................................any.relating
3.20(a)(vi)...................................any.indebtedness
3.20(a)(vii)........................................any.option
3.20(a)(viii).......................................any.agency
3.20(a)(x)..........................................any.person
3.20(a)(xi)..........................................any.other
3.20(b)................................each.agreement.contract
3.20(c).................................except.ps&t.notes.comp
3.21................................................properties
3.21(a)...........................................company.prop
3.21(a)(i).....................................liens.disclosed
3.21(a)(iii)...................................liens.for.taxes
3.21(a)(iv)......................................liens.detract
3.21(b)........................................no.developments
3.21(c).............................................all.leases
3.21(d).............................................the.plants
3.21(e)..............................................buildings
3.21(f).........................................such.real.prop
3.22.............................................intellec.prop
3.22(a)....................................intellec.prop.sched
3.22(b)..........................................schedule.sets
3.22(c).............................................since.date

4..................................................rep.war.buy
4.01.................................................buy.exist
4.02.................................................buy.autho

4.03.............................................buy.gov.autho
4.04...............................................buy.non.con
4.05.........................................buy.sub.info.true
4.05.............................................buy.disc.docs
4.06............................................buy.finder.fee
4.07.............................................buy.financing

5.......................................................cov.co
5.01................................................co.conduct
5.01(a)........................................co.not.chg.cert
5.01(b)...........................................co.not.merge
5.01(c)............................................co.not.sell
5.01(d).....................................comp.sub.com.expen
5.01(h)...........................................co.not.agree
5.01(i).............................................co.not.lie
5.02..........................................co.stk.mtg.proxy
5.03............................................co.access.info
5.04...........................................co.other.offers
5.05..........................................co.notice.events
5.05(a)........................................co.consent.pers
5.05(b).....................................not.gov.reg.agency
5.05(c)...........................................note.actions
5.07...................................loan.affiliated.persons
5.09.................................proceeds.convertible.note

6......................................................cov.buy
6.01..........................................oblig.merger.sub
6.02.............................................voting.shares
6.04...................................commit.ltrs.finan.agree
6.05..........................................repurch.of.bonds

7...................................................cov.buy.co
7.01..............................................best.efforts
7.02...........................................certain.filings
7.03...........................................public.announce
7.04.............................................further.assur

8..............................................cond.merger.art
8.01...........................................cond.oblig.each
8.01(a)..........................................adopt.del.law
8.01(b)...........................................hsr.wait.exp
8.01(c)........................................no.law.prohibit
8.01(d).......................................actions.obtained
8.02...........................................cond.obl.buy.sub
8.02(a).......................................co.perf.all.oblig
8.02(b)........................................no.court.iss.ord
8.02(c).....................................co.not.897(c)(2).co
8.02(i)........................................buy.rec.all.docs

9......................................................term.art
9.01.......................................................term
9.01(a)..........................................mutual.consent
9.01(b)........................................offer.not.consum
9.01(c)..........................................merger.illegal

9.01(d)............................................acq.bene.own
9.01(e)............................................bod.approval
9.01(g)............................................meeting.held
9.01(h).....................................buyer.received.comm
9.01(i).......................................prev.breach.fiduc
9.02................................................effect.term

10......................................................misc.art
10.01....................................................notices
10.02...............................................surv.rep.war
10.03..............................................amend.waivers
10.03(a)..................................................signed
10.03(b).........................................delay.not.waive
10.04...................................................expenses
10.04(a)..............................................expenses.a
10.04(b)..............................................expenses.b
10.04(c)........................................agree.terminated
10.05...............................................succ.assigns
10.06..............................................governing.law
10.07.............................................counter.effect
